Exhibit 21.1

Abraxas Petroleum Corporation and
Subsidiaries

Name and address of Subsidiary	Jurisdiction of Incorporation/ Type of Entity
Abraxas Properties Incorporated 18803 Meisner Drive San Antonio, Texas 78258	Texas/ Corporation
Sandia Operating Corp. 18803 Meisner Drive San Antonio, Texas 78258	Texas/ Corporation
Abraxas Energy Investments, LLC 18803 Meisner Drive San Antonio, Texas 78258	Texas/Limited Liability Company
Abraxas General Partner, LLC 18803 Meisner Drive San Antonio, Texas 78258	Delaware/ Limited Liability Company
Abraxas Operating, LLC 18803 Meisner Drive San Antonio, Texas 78258	Texas/Limited Liability Company
Abraxas Merger Sub, LLC 18803 Meisner Drive San Antonio, Texas 78258	Delaware/ Limited Liability Company
Canadian Abraxas Petroleum, ULC Suite 2120, 140 – 4th Avenue S.W. Calgary, Alberta T2P 3N3	Alberta, Canada/ Corporation
Raven Drilling, LLC 18803 Meisner Drive San Antonio, Texas 78258	Texas/Limited Liability Company